Exhibit 99.1

Sigma Labs Reports Second Quarter 2020 Financial Results

Selected by Global Manufacturer as its Preferred Monitoring Solution for

3D Metal Printers & Presented as PrintRite3D Ready

Management to Host Conference Call Today at 4:30 p.m. ET

SANTA FE, NM – July 23, 2020 - Sigma Labs, Inc. (NASDAQ:SGLB) (“Sigma Labs”), a leading developer of quality assurance software for the additive manufacturing industry, reported its financial and operational results for the second quarter ended June 30, 2020.

Key Second Quarter 2020 and Subsequent Operational Highlights

●	Selected by global manufacturer as its Preferred Monitoring Solution for 3D Metal Printers:

○	Partnership will provide major 3D printer manufacturer’s global customer base with industry leading 3rd party IPQA® (In-process Quality Assurance) solution for its line of 3D printers. The manufacturer will present their printers as PrintRite3D® ready;

○	PrintRite3D will be actively promoted by a worldwide salesforce as their preferred monitoring solution; and

○	Initial purchase orders expected in the third quarter of 2020.

●	Launched @Sigma RTE program to provide potential end users and OEM’s with a fast and inexpensive way to experience the benefits of Sigma’s PrintRite3D IPQA® solution. Manufacturers worldwide will be able to experience using PrintRite3D® in real-time with their part design and chosen metal powder. Allows end users and global OEMs an opportunity to:

○	Experience in-process quality assurance and melt pool analytics in action;

○	Utilize Sigma’s technology to improve build efficiency;

○	Learn how PrintRite3D can help ensure consistency and solve quality issue; and

○	Reduce product development time from initial design and simulation to production.

●	Secured Japanese Fortune Global 50 manufacturer as its first customer under the @Sigma RTE program with new purchase order for PrintRite3D.

●	Collaborated with NIST to outline how to calibrate PrintRite3D sensors to a traceable temperature standard.

○	Performed a first ever standards calibration with the renowned National Institute of Standards and Technology;

○	Opens the door for machine to machine calibration and enables machine matching for the Additive Manufacturing industry; and

○	Represents a major milestone to ensuring quality in production environments.

●	Appointed Mark K. Ruport as President and Chief Executive Officer, from his prior position as Executive Chairman, to further drive formation of strategic relationships, growth and sales strategies as the company commercializes its proprietary PrintRite3D technology. John Rice remains non-executive Chairman of the Board and has entered into a consulting contract with the company.

●	Fortified the balance sheet with $1.5 million in gross proceeds through an April 2020 offering of common stock and warrants, and $1.64 million in gross proceeds from the exercise of preferred warrants.

Management Commentary

“The second quarter of 2020 marks the continuation of the Company’s strategic plan – Increasing sales of PrintRite3D, driven by multiple independent revenue streams with exciting progress being made on potential breakthrough contracts at the hardware OEM level,” said Mark K. Ruport, President and Chief Executive Officer of Sigma Labs. “Thanks to our new @Sigma RTE program, we secured a Fortune Global 50 manufacturer at significantly lower cost of sales than previously possible. This new initiative shortens our sales cycle, is asset light and allows OEMs and end users to experience using our IPQA® system to improve build efficiency and ensure quality. Moreover, this initiative is an example of how Sigma adapted to the new COVID world and worked with our agent in Japan to bring a new customer to our testing lab without anyone leaving their respective office. We look forward to new announcements in the weeks to come on this front.

“Our customers are increasingly engaged with our sales staff, reaffirming what we always knew to be true – that the market momentum and increased demand for more agile manufacturing systems due to COVID has been an exciting tailwind for Sigma and our increasingly plug-and-play PrintRite3D product.

“On the financial front, our $1.5 million offering in April 2020 has served to fortify our balance sheet against market uncertainty resulting from the COVID-19 pandemic and subsequent macro-economic pressure. This, paired with a reduction in cash burn by over $100,000 per month, has better positioned us to weather any macro-economic storms that may arise over the coming months. Executive salary deferments and other cuts such as these stand as a testament to our team’s belief in the long-term potential of our product and our commitment to create value for our shareholders.

“Over the coming months, I will continue to focus my efforts on four main areas: Increasing quarter-over quarter revenue driven by multiple independent revenue streams; driving multi-unit sales of PrintRite3D Production Series by end users that have validated our technology through the @Sigma RTE program; forming new strategic alliances and OEM contracts with both additive manufacturing hardware and software companies that provide sales leverage and market validation; and continued success with R&D organizations and Universities with advanced manufacturing programs, training tomorrow’s manufacturing leaders on the value of a 3rd party, standards-based OPQA®solution for 3D printing.

“As evidenced by these new wins, the customer evolution has migrated from R&D to End Users to now OEMs. I believe that we are on the cusp of the industrialization of 3D metal printing and PrintRite3D is positioned as a critical component, or the missing link, in Additive Manufacturing’s digital chain. Today, we have initiatives in India, Japan, throughout Europe and in countries like Turkey, all accelerating their adoption of AM to lessen their dependency on other countries and increasing their ability to be self-sufficient in times of crisis.

“The macro backdrop for additive manufacturing has never been stronger and Sigma is now uniquely positioned to set the standard for quality assurance for Additive Manufacturing. Despite the COVID crisis, we have strengthened our balance sheet, preserved our cash and added additional sales and marketing resources, positioning the company for strong growth as the economy improves. We look forward to sharing more on our developing story at upcoming virtual events in the third quarter,” concluded Ruport.

Second Quarter 2020 Financial Results

Revenue for the second quarter of 2020 totaled $0.2 million. This compares to revenues of $34 thousand for the second quarter of 2019. The increase in revenue was due to a PrintRite3D® unit sale, as well as revenue recognized under the legacy Rapid Test and Evaluation (“RTE”) program and an in-house RTE during the quarter.

Gross profit for the second quarter of 2020 was $0.1 million as compared to negative $27 thousand in the second quarter of 2019.

Total operating expenses for the second quarter of 2020 were $1.53 million as compared to total operating expenses of $1.57 million for the same period in 2019.

Cash used in operating activities for the six months ended June 30, 2020 totaled $2.4 million compared to $2.7 million in the first six months ended June 20, 2019. Approximately $400 thousand of this amount was due to trade accounts payables carried over from 2019 due to a delay in financing.

Net loss for the second quarter of 2020 was $1.6 million, or $(0.49) per share, as compared to a net loss of $1.6 million, or $(1.50) per share, in the second quarter of 2019.

Cash totaled $2.5 million at June 30, 2020, as compared to $0.6 million at March 31, 2020 and $0.6 million at June 30, 2019.

Second Quarter 2020 Results Conference Call

Sigma Labs President and CEO Mark Ruport and CFO Frank Orzechowski will host the conference call, followed by a question and answer period.

To access the call, please use the following information:

Date:	Thursday, July 23, 2020
Time:	4:30 p.m. Eastern time, 1:30 p.m. Pacific time
Toll-free dial-in number:	1-877-407-9039
International dial-in number:	1-201-689-8470
Conference ID:	13706559

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=140600 and via the investor relations section of the Company’s website at www.sigmalabsinc.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time through August 6, 2020.

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	13706559

About Sigma Labs

Sigma Labs Inc. (NASDAQ: SGLB) is a leading provider of quality assurance software to the commercial 3D metal printing industry under the PrintRite3D® brand. Sigma specializes in the development and commercialization of real-time monitoring solutions known as PrintRite3D® for 3D metal advanced manufacturing technologies. PrintRite3D detects and classifies defects and anomalies real-time during the manufacturing process and informs the production manager of quality issues. Sigma Labs’ software product is a major catalyst for the acceleration and adoption of 3D metal printing. For more information, please visit www.sigmalabsinc.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including, but not limited to, the uncertain effect of the COVID-19 pandemic on the Company’s business, results of operations and financial condition, which may cause the Company’s actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K (including but not limited to the discussion under “Risk Factors” therein) filed with the SEC on March 24, 2020 and which may be viewed at www.sec.gov.

Investor Contact:

Chris Tyson

Managing Director

MZ Group - MZ North America

949-491-8235

SGLB@mzgroup.us

www.mzgroup.us

Company Contact:

Steven Gersten
Sigma Internal IR
investors@sigmalabsinc.com

Sigma Labs, Inc.

Condensed Balance Sheets

(Unaudited)

	June 30, 2020	December 31, 2019

ASSETS
Current Assets:
Cash	$2,445,766	$86,919
Accounts Receivable, net	286,405	55,540
Inventory	585,640	598,718
Prepaid Assets	118,031	199,727
Total Current Assets	3,435,842	940,904

Other Assets:
Property and Equipment, net	117,006	128,723
Intangible Assets, net	644,286	569,341
Investment in Joint Venture	-	500
Long-Term Prepaid Asset	52,000	52,000
Total Other Assets	813,292	750,564

TOTAL ASSETS	$4,249,134	$1,691,468

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$295,220	$727,114
Notes Payable	-	50,000
Deferred Revenue	99,588	139,447
Accrued Expenses	272,442	122,658
Total Current Liabilities	667,250	1,039,219

Long-Term Liabilities:
CARES Act Deferred Payroll Tax Liability	22,072	-
Total Long-Term Liabilities	22,072	-

TOTAL LIABILITIES	689,322	1,039,219

Stockholders’ Equity
Preferred Stock, $0.001 par; 10,000,000 shares authorized; 333 and 0 issued and outstanding, respectively	1	-
Common Stock, $0.001 par; 12,000,000 shares authorized; 3,926,362 and 1,403,759 issued and outstanding, respectively	3,926	1,404
Additional Paid-In Capital	33,151,829	26,746,439
Accumulated Deficit	(29,595,944)	(26,095,594)
Total Stockholders’ Equity	3,559,812	652,249

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,249,134	$1,691,468

Sigma Labs, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

REVENUES	$167,688	$33,582	$389,418	$98,032

COST OF REVENUE	57,684	60,625	302,387	157,180

GROSS PROFIT (LOSS)	110,004	(27,043)	87,031	(59,148)

OPERATING EXPENSES:
Salaries & Benefits	605,295	581,356	1,257,492	1,093,916
Stock-Based Compensation	270,818	220,360	424,989	474,566
Operating R&D Costs	111,647	118,845	165,335	264,117
Investor & Public Relations	171,287	157,318	409,555	315,107
Legal & Professional Service Fees	219,007	218,919	430,515	403,489
Office Expenses	78,843	184,068	226,590	350,178
Depreciation & Amortization	17,970	49,203	35,983	97,586
Other Operating Expenses	51,687	38,994	135,736	77,203
Total Operating Expenses	1,526,554	1,569,064	3,086,195	3,076,162

LOSS FROM OPERATIONS	(1,416,550)	(1,596,107)	(2,999,164)	(3,135,310)

OTHER INCOME (EXPENSE)
Interest Income	31	7,016	882	12,798
State Incentives	151,657	-	151,657	51,877
Exchange Rate Gain (Loss)	(31)	(2,264)	(1,422)	(2,710)
Interest Expense	(6,244)	(2,136)	(6,675)	(4,258)
Loss on Dissolution of Joint Venture	(201)	-	(201)
Other Income	361,700	-	361,700	-
Total Other Income (Expense)	506,912	2,616	505,941	57,707

LOSS BEFORE PROVISION FOR INCOME TAXES	(909,638)	(1,593,491)	(2,493,223)	(3,077,603)

Provision for income Taxes	-	-	-	-

Net Loss	$(909,638)	$(1,593,491)	$(2,493,223)	$(3,077,603)

Preferred Dividends	(691,880)	-	(1,007,127)	-

Net Loss Applicable to Common Stockholders	$(1,601,518)	$(1,593,491)	$(3,500,350)	$(3,077,603)

Net Loss per Common Share – Basic and Diluted	$(0.49)	$(1.50)	$(1.48)	$(3.10)

Weighted Average Number of Shares Outstanding – Basic and Diluted	3,256,098	1,077,759	2,359,862	1,006,381

Sigma Labs, Inc.

Condensed Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30, 2020	June 30, 2019
OPERATING ACTIVITIES
Net Loss	$(2,493,223)	$(3,077,603)
Adjustments to reconcile Net Loss to Net Cash used in operating activities:
Noncash Expenses:
Depreciation and Amortization	35,983	97,586
Stock Based Compensation	424,989	474,150
Securities Issued for Third Party Services	54,924	-
Change in assets and liabilities:
Accounts Receivable	(230,865)	818
Interest Receivable	-	27,038
Inventory	13,078	(330,340)
Prepaid Assets	81,695	(1,463)
Accounts Payable	(431,893)	150,567
Deferred Revenue	(39,860)	27,275
Accrued Expenses	149,785	(105,678)
NET CASH USED IN OPERATING ACTIVITIES	(2,435,387)	(2,737,650)

INVESTING ACTIVITIES
Purchase of Property and Equipment	(11,474)	(23,796)
Purchase of Intangible Assets	(87,736)	(107,124)
Payment Received from Notes Receivable	-	15,000
Dissolution of Joint Venture	500	-
NET CASH USED IN INVESTING ACTIVITIES	(98,710)	(115,920)

FINANCING ACTIVITIES

Gross Proceeds from Public and Private Issuances of Securities	3,600,000	2,521,220
Less Offering Costs	(820,228)	(326,890)
Payment of Note Payable	(50,000)	-
Proceeds from Exercise of Warrants	2,141,100	75,848
Deferral of Payroll Taxes under the CARES Act	22,072	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	4,892,944	2,270,178

NET CHANGE IN CASH FOR PERIOD	2,358,847	(583,392)

CASH AT BEGINNING OF PERIOD	86,919	1,279,782

CASH AT END OF PERIOD	$2,445,766	$696,390

Supplemental Disclosures:
Noncash investing and financing activities disclosure:
Issuance of Common Shares for Conversion of Preferred Shares and Preferred Dividends	$3,417,967	$-
Issuance of Securities for services	$62,794	$153,000
Disclosure of cash paid for:
Interest	$9,359	$2,514
Income Taxes	$-	$-